1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for information purposes only and does not constitute an invitation or solicitation of an offer to acquire, purchase or subscribe for securities or an invitation to enter into an agreement to do any such things, nor is it calculated to invite any offer to acquire, purchase or subscribe for any securities. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. The securities referred to herein have not been and will not be registered under the U.S. Securities Act, or with any securities regulatory authority of any state of the United States or other jurisdiction and may not be offered or sold in the United States or to U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and applicable state or local securities laws. No public offer of securities is to be made in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259, 40357) COMPLETION OF THE ISSUANCE OF US$600 MILLION 4.50% CONVERTIBLE BONDS DUE 2029 (Debt Stock Code: 5754) Reference is made to the announcements (the “Announcements”) of Wynn Macau, Limited (the “Company”) dated 2 March 2023 and 3 March 2023 in respect of the issuance of US$600 million 4.50% convertible bonds due 2029 (the “Bonds”). Unless otherwise defined, capitalized terms used in this announcement shall have the same meanings as those defined in the Announcements. COMPLETION OF THE ISSUANCE OF THE BONDS The Board is pleased to announce that all the conditions precedent set out in the Purchase Agreement have been fulfilled and completion of the issuance of the Bonds took place on 7 March 2023. The net proceeds from the issuance of the Bonds, after deduction of commission and other related expenses, will be approximately US$586 million. The Company intends to use the proceeds for general corporate purposes. * For identification purposes only. Exhibit 99.2

EFFECT ON SHAREHOLDINGS

The table below sets out a summary of the shareholdings in the Company (i) as of the date of this announcement and (ii) upon the exercise in full of the Conversion Rights attached to the Bonds:

Name of shareholder	As of the date of this announcement		Upon full conversion of the Bonds at the initial Conversion Price	
	Number of shares	Approximate percentage of shareholding (%)	Number of shares	Approximate percentage of shareholding (%)
Wynn Resorts, Limited[1]	3,750,000,000	71.6	3,750,000,000	65.8
The Capital Group Companies, Inc.[2]	298,355,907	5.7	298,355,907	5.2
Other Shareholders	1,190,075,693	22.7	1,190,075,693	20.9
Bondholders	—	—	459,774,985	8.1
Total	**5,238,431,600**	**100.0**	**5,698,206,585**	**100.0**

Notes:

1. Wynn Resorts, Limited is deemed to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I.

2. The Capital Group Companies, Inc. is deemed to be interested in 298,355,907 Shares, comprising (i) 293,695,107 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; and (ii) 4,660,800 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 1,940,800 Shares held by Capital International, Inc., 306,800 Shares held by Capital International Limited and 2,413,200 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc.

A conditional approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in, the 459,774,985 Conversion Shares and an approval from the Hong Kong Stock Exchange for the listing of the Bonds has been obtained. The listing of the Bonds on the Hong Kong Stock Exchange is expected to become effective on 8 March 2023.

By order of the Board
Wynn Macau, Limited
Dr. Allan Zeman
Chairman

Hong Kong, 7 March 2023

As at the date of this announcement, the Board comprises Craig S. Billings and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Ellen F. Whittemore and Ian Michael Coughlan (as Non-Executive Directors); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).

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